                                  Exhibit 11
                         ADVANCED MICRO DEVICES, INC.

               STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS


                      Three Years Ended December 31, 1995
                         (Thousands except per share)



PRIMARY                                          1993           1994           1995
                                             ----------     ----------     ----------
Weighted average number of common shares
 outstanding during the year................    90,660         93,914        102,279

Incremental common shares attributable to
 shares issuable under employee stock
 plans (assuming proceeds would be used
 to purchase treasury stock)................     4,448          3,596          3,296
                                             ----------     ----------     ----------

Total shares................................    95,108         97,510        105,575
                                             ==========     ==========     ==========

Net Income:

Amount applicable to common shares..........  $218,431       $294,916       $300,511

Per Share...................................     $2.30          $3.02          $2.85

FULLY DILUTED
Weighted average number of common shares
 outstanding during the year.................    90,660         93,914        102,279


Incremental common shares attributable to
  shares issuable under employee stock
  plans (assuming proceeds would be used
  to purchase treasury stock)...............     4,547          3,802          3,413


Preferred stock.............................     6,856          6,854          1,343
                                             ----------     ----------     ----------

Total shares................................   102,063        104,570        107,035
                                             ==========     ==========     ==========

Net income:


Amount applicable to common shares..........  $218,431       $294,916       $300,511
Preferred stock dividends...................    10,350         10,350             10
                                             ----------     ----------     ----------
Net adjusted income.........................  $228,781       $305,266       $300,521

Per share...................................     $2.24          $2.92          $2.81
